FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

SIMPLICITY BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Covina, CA – May 5, 2014. Simplicity Bancorp, Inc. (the “Company”) (Nasdaq: SMPL), the holding company for Simplicity Bank (the “Bank”), reported net income of $1.3 million, or $0.17 per diluted share for the quarter ended March 31, 2014 and $3.7 million, or $0.50 per diluted share for the nine months then ended.  This compares to net income of $1.4 million, or $0.18 per diluted share for the quarter ended March 31, 2013 and $3.9 million, or $0.48 per diluted share for the nine months then ended.  The decrease in net income for the three and nine months ended March 31, 2014 was due primarily to decreases in net interest income and noninterest income, partially offset by a decrease in provision for loan losses.

“We are pleased to see loan growth in the third quarter of fiscal 2014, which was driven by building on brand recognition and consistent marketing of our competitive loan products,” said Dustin Luton, President and Chief Executive Officer of Simplicity Bancorp, Inc. Luton continued, “We will continue to focus on our strategy of building brand awareness and deepening customer relationships within our communities. We also remain committed to reinvesting in the long term value of the Company through our stock repurchase programs.”

Net interest income decreased $313,000, or 4.5% to $6.7 million for the quarter ended March 31, 2014 as compared to $7.0 million for the quarter ended March 31, 2013.  Net interest margin decreased to 3.28% for the quarter ended March 31, 2014 from 3.32% for the quarter ended March 31, 2013.  Net interest income decreased $1.5 million, or 7.1% to $20.1 million for the nine months ended March 31, 2014 from $21.6 million for the same period last year. Net interest margin declined to 3.29% for the nine months ended March 31, 2014 from 3.33% for the same period last year.  The decrease in the net interest margin was primarily due to a decline in the average yield on loans offset in part by the increase in the average yield on securities available-for-sale and FHLB stock along with the decline in the average cost of deposits and borrowings when compared to the same period last year.

Noninterest income decreased $249,000, or 15.4% to $1.4 million for the quarter ended March 31, 2014 as compared to $1.6 million for the quarter ended March 31, 2013. Noninterest income decreased $1.0 million, or 19.6% to $4.2 million for the nine months ended March 31, 2014 from $5.3 million for the same period last year. The decrease in noninterest income for both periods was due primarily to a decline in gains on one-to-four family mortgage loans sold reflecting the impact of lower loan sale volume as a result of the recent increase in mortgage interest rates during the three and nine months ended March 31, 2014.

Noninterest expense was $5.9 million for the quarters ended March 31, 2014 and March 31, 2013. Noninterest expense decreased $295,000, or 1.6% to $18.5 million for the nine months ended March 31, 2014 from $18.8 million for the same period last year.  The decrease for the nine months ended March 31, 2014 was primarily due to a decline in salaries and benefits expense and a decline in federal deposit insurance premiums resulting from a decrease in average consolidated total assets, partially offset by an increase in advertising and promotional expenses resulting from continued branding and marketing campaign efforts as compared to the same period in fiscal 2013. The decrease in salaries and benefits expense was due primarily to a lump sum severance payment to a former executive during the quarter ended December 31, 2012.

Delinquent loans 60 days or more increased to $6.9 million or 0.95% of total loans at March 31, 2014 as compared to $5.5 million, or 0.79% of total loans at June 30, 2013. The increase was primarily attributable to the addition of one impaired multi-family residential loan of $3.0 million that is being vigorously pursued by management. Non-performing loans decreased to $14.5 million, or 1.99% of total loans at March 31, 2014 as compared to $15.9 million, or 2.29% of total loans at June 30, 2013. The decrease in non-performing loans was primarily attributable to pay-offs, loans transferred to real estate owned, and troubled debt restructurings returned to accrual status after the borrowers demonstrated a sustained period of performance, generally six consecutive months of timely payments, during the nine months ended March 31, 2014. The allowance for loan losses to non-performing loans was 34.65% at March 31, 2014 as compared to 35.45% at June 30, 2013.

There was no provision for loan losses for the three months ended March 31, 2014 as compared to a $400,000 provision for loan losses for the three months ended March 31, 2013. During the nine months ended March 31, 2014, a $300,000 provision for loan losses reversal was recorded as compared to a $1.9 million provision for loan losses for the same period last year. The decline in the provision was primarily a result of a decline in net charge-offs and loss factors on loans collectively evaluated for impairment. The provisions reflected management's continuing assessment of the credit quality of the Company's loan portfolio, which is affected by various trends, including current economic conditions.

Total assets declined to $861.2 million, or 0.7%, at March 31, 2014 from $867.4 million at June 30, 2013 due primarily to a decrease in cash and cash equivalents and securities available-for-sale, partially offset by an increase in gross loans receivable. Cash and cash equivalents decreased to $57.2 million at March 31, 2014 from $85.7 million at June 30, 2013 due primarily to the growth in loans. Securities available-for-sale decreased to $43.4 million at March 31, 2014 from $52.2 million at June 30, 2013 due to maturities, principal repayments and amortization. Gross loans receivable combined with loans held for sale increased by $30.7 million, or 4.4%, to $730.6 million at March 31, 2014 from $699.8 million at June 30, 2013. The increase was primarily attributable to organic loan growth in multi-family residential loans and consumer loans, offset in part by loan principal repayments and payoffs.

Total deposits decreased $20.0 million, or 3.1%, to $634.6 million at March 31, 2014 from $654.6 million at June 30, 2013. The decline was primarily attributable to a decrease in certificates of deposit of $28.2 million due to non-relationship customers seeking higher yields as accounts reprice to lower interest rates as compared to June 30, 2013. FHLB advances increased to $85.0 million at March 31, 2014 as compared to $60.0 million at June 30, 2013. The weighted average cost of FHLB advances was 1.55% at March 31, 2014 as compared to 1.64% at June 30, 2013. During the nine months ended March 31, 2014, the Bank borrowed $25.0 million in FHLB advances at a weighted average cost of 1.38%. The extension of borrowings has allowed the Bank to manage its liquidity position and improve its interest rate risk position by locking in lower cost longer term funding.

Total stockholders’ equity represented 15.92% of total assets and decreased to $137.1 million at March 31, 2014 from $145.4 million at June 30, 2013. The decrease in stockholders’ equity was primarily attributable to shares repurchased pursuant to the stock repurchase programs previously announced as well as cash dividends paid of $1.8 million, partially offset by $3.7 million in net income. For the three months ended March 31, 2014, the Company repurchased 309,035 shares at an aggregate cost of $5.2 million with a weighted average price of $16.81 per share. For the nine months ended March 31, 2014, the Company repurchased 693,014 shares at an aggregate cost of $11.2 million with a weighted average price of $16.10 per share. There are 342,163 shares in total remaining under authorized stock repurchase programs at March 31, 2014. At March 31, 2014, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Simplicity Bank’s market area; adverse changes in general economic conditions, either nationally or in Simplicity Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Simplicity Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
March 31, 2014
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	March 31, 2014	June 30, 2013
Total assets	$861,168	$867,377
Gross loans receivable	727,577	695,351
Allowance for loan losses	(5,011)	(5,643)
Loans held for sale	3,001	4,496
Cash and cash equivalents	57,245	85,674
Securities available-for-sale, at fair value	43,355	52,180
Total deposits	634,599	654,646
Borrowings	85,000	60,000
Total stockholders’ equity	137,103	145,438
Equity to total assets	15.92%	16.77%
Asset Quality Ratios:
Delinquent loans 60 days or more to total loans	0.95%	0.79%
Non-performing loans to total loans	1.99%	2.29%
Non-performing assets to total assets	1.72%	1.84%
Net charge-offs to average loans outstanding	0.02%	0.29%
Allowance for loan losses to total loans	0.69%	0.81%
Allowance for loan losses to non-performing loans	34.65%	35.45%

	Three Months Ended March 31,		Nine Months Ended March 31,
Selected Operating Data and Ratios:	2014	2013	2014	2013
Interest income	$8,260	$8,802	$24,855	$27,732
Interest expense	(1,570)	(1,799)	(4,776)	(6,116)
Net interest income	6,690	7,003	20,079	21,616
Provision for loan losses	—	(400)	300	(1,850)
Net interest income after provision for loan losses	6,690	6,603	20,379	19,766
Noninterest income	1,367	1,616	4,220	5,252
Noninterest expense	(5,945)	(5,926)	(18,517)	(18,812)
Income before income tax expense	2,112	2,293	6,082	6,206
Income tax expense	(856)	(864)	(2,337)	(2,277)
Net income	$1,256	$1,429	$3,745	$3,929

Net income per share – basic and diluted	$0.17	$0.18	$0.50	$0.48
Return on average assets (annualized)	0.59%	0.65%	0.59%	0.58%
Return on average equity (annualized)	3.61%	3.87%	3.52%	3.48%
Net interest margin (annualized)	3.28%	3.32%	3.29%	3.33%
Efficiency ratio	73.49%	68.45%	75.98%	69.80%

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
March 31, 2014
(Dollars in thousands)

	March 31, 2014	June 30, 2013
Non-accrual loans:
Real estate loans:
One-to-four family	$3,718	$4,372
Multi-family residential	3,772	914
Commercial	1,483	1,500
Other loans:
Automobile	—	14
Home equity	—	—
Other	—	4
Troubled debt restructurings:
One-to-four family	2,995	5,938
Multi-family residential	—	633
Commercial	2,492	2,545
Total non-accrual loans	14,460	15,920
Real estate owned and repossessed assets:
Real estate:
One-to-four family	284	—
Multi-family residential	—	—
Commercial	—	—
Other:
Automobile	—	35
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	284	35
Total non-performing assets	$14,744	$15,955
Total accruing troubled debt restructurings	$9,596	$6,570

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
March 31, 2014
Real estate loans:
One-to-four family	3	$648	2	$804	5	$1,452
Multi-family residential	1	2,970	—	—	1	2,970
Commercial	—	—	1	2,492	1	2,492
Other loans:
Automobile	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Other	8	21	—	—	8	21
Total loans	12	$3,639	3	$3,296	15	$6,935
June 30, 2013
Real estate loans:
One-to-four family	3	$970	5	$1,751	8	$2,721
Multi-family residential	1	198	—	—	1	198
Commercial	1	2,545	—	—	1	2,545
Other loans:
Automobile	—	—	1	14	1	14
Home equity	—	—	—	—	—	—
Other	1	2	2	4	3	6
Total loans	6	$3,715	8	$1,769	14	$5,484